Union Security Insurance Company
2000 Heritage Way
Waverly, IA 50677

April 22, 2025

Board of Directors
Union Security Insurance Company
2000 Heritage Way
Waverly, IA 50677

Re:     Variable Account D
    Union Security Insurance Company
    File No. 033-19421
    Post-Effective Amendment No. 53
Ladies and Gentlemen:
I am Secretary of Union Security Insurance Company (the “Company”), an Iowa insurance company, and have acted as Secretary to the Company and its Variable Account D (the “Account”) in connection with the Account’s above mentioned Registration Statement on Form N-4, filed pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). I am furnishing this opinion letter to you at the Company’s request to enable the Account to fulfill the requirements of Item 27(k) of Form N-4 of the U.S. Securities and Exchange Commission (the “Commission”). In connection with my opinion, I have examined such documents (including the Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:
1.The Company is a corporation validly existing as a stock life insurance company under the laws of Iowa and is duly authorized by the Insurance Department of the State of Iowa to issue the Contracts in the Registration Statement).
2.The Account is a duly authorized and validly existing separate account established pursuant to applicable law.
3.To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.
4.The Contracts, when issued as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company.
I have relied as to certain matters on information obtained from public officials, officers of the Company, the administrator of the Contracts and other sources believed by me to be responsible. This opinion letter is provided to the Company for its use solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. No opinion may be implied or inferred beyond those expressly stated above.
This opinion letter is rendered as of the date hereof, and I have no obligation to update this opinion letter.

Sincerely,

/s/ Paul D. Barbato

Paul D. Barbato
Secretary